Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-101349

PROSPECTUS(SOUTHERN COMPANY LOGO)

                              THE SOUTHERN COMPANY
                            Southern Investment Plan

     The Southern Company ("Southern Company" or "Company") is pleased to offer the Southern Investment Plan ("Plan"), a direct stock purchase plan designed to provide investors with a convenient method to purchase shares of Southern Company common stock and reinvest cash dividends in the purchase of additional shares.

     This prospectus is prepared and distributed by Southern Company, the issuer of the securities offered. This prospectus relates to 3,995,481 shares of common stock previously registered and is part of a Registration Statement covering an additional 20,000,000 shares of Southern Company's common stock, $5 par value, registered for purchase under the Plan.

     Shares of common stock will be purchased under the Plan, at the option of the Company, from original issue shares or shares purchased on the open market. If purchased from the Company, the price per share will be equal to the average of high and low market prices for the common stock shares traded on the New York Stock Exchange on the relevant investment dates. For shares purchased on the open market, the price per share will be the weighted average price (excluding broker commissions and related fees) of all shares acquired during an investment period by a registered broker-dealer acting as an independent agent.

     The Company will receive proceeds from the purchase of common stock pursuant to the Plan only to the extent that such purchases are made directly from the Company and not from open market purchases. Proceeds received by the Company (which cannot now be estimated), if any, will be used for general corporate purposes.

     Our common stock is listed on the New York Stock Exchange under the symbol "SO".

     SEE PAGE 2 FOR INFORMATION ON CERTAIN RISKS RELATED TO THE PURCHASE OF SOUTHERN COMPANY COMMON STOCK.

     To the extent required by applicable law in any jurisdiction, shares of common stock offered under the Plan to persons not presently shareholders of record of common stock are offered only through a registered broker-dealer in such jurisdiction.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The principal executive offices of the Company are located at 270 Peachtree St. N.W., Atlanta, Georgia 30303, telephone 404/506-5000.

     You should read this prospectus carefully and retain it for future reference.

               The date of this prospectus is February 19, 2003.

                               TABLE OF CONTENTS

                            SOUTHERN INVESTMENT PLAN

                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1
Risk Factors................................................     2
Southern Company Overview...................................     9
Administration..............................................    10
Eligibility.................................................    11
Enrollment..................................................    11
Dividends...................................................    12
Optional Cash Payments......................................    13
Purchase of Common Stock....................................    14
Plan Shares.................................................    15
Sale of Plan Shares.........................................    17
Reports to Participants.....................................    17
Terminating Plan Participation..............................    18
Costs and Expenses..........................................    19
Other Information...........................................    19
Interpretation of the Plan..................................    20
Federal Income Tax Consequences.............................    21
Where You Can Find More Information.........................    21
Experts.....................................................    22
Appendix A -- Fee Schedule..................................   A-1

                               PROSPECTUS SUMMARY

     Enrollment: The Plan has a direct purchase feature that enables persons not presently owning Southern Company common stock to apply for enrollment by submitting an enrollment form and making an initial cash investment of at least $250 ($25 for employees) for the purchase of common stock. There is a $10 enrollment fee for non-shareholders and non-employees. Shareholders enrolled in the Plan do not need to take any action to continue to participate. Registered shareholders may apply for enrollment by submitting the appropriate enrollment form. If shares of common stock are held in a brokerage account, investors may participate directly by registering some or all of these shares in the investor's name or by making arrangements with the broker, bank or other intermediary account to participate on the investor's behalf.

     Dividends: Participants have the option of receiving or reinvesting the dividends on Plan and certificated shares. Dividends received can be electronically deposited to a bank account. Accounts will be credited with dividends on all whole and fractional shares.

     Optional Investments: Participants can invest additional funds through optional cash payments ("Optional Cash Payments") of at least $25 per single investment up to a maximum total amount of $300,000 per calendar year. Optional investments can be made occasionally or at regular intervals. In addition to sending in checks, Participants can also make monthly Optional Cash Payments via electronic withdrawals (direct debit) from their bank accounts. Shares will be purchased with cash payments twice a month.

     Certificates: Stock certificates can be deposited into a Participant's account as Plan shares.

     Sale of Plan Shares: Plan shares credited to an account may be sold through the Plan, subject to certain restrictions and limitations. A nominal brokerage and service fee (currently $0.06 per share) and any required tax withholdings and regulatory fees will be deducted from the proceeds from the sale. Sales requests are aggregated and generally processed once per week or within five business days of receipt of the sales request. A check for the proceeds will be made payable to the registered account owner(s) and mailed via First Class mail three business days after the sale date when the trade settles.

     Transfer of Shares: Participants may direct the transfer of all or a portion of their Plan shares, subject to standard transfer rules and requirements.

     Withdrawal from the Plan: Participants may terminate participation in the Plan at any time, except as described in Q. 34, by providing written instructions to the Plan Administrator.

     Account Statement: Following the end of each calendar quarter, Participants will be sent a quarterly statement of account that will reflect the shares in the Plan account and provide a record of dividends reinvested and/or paid, shares purchased with optional investments, Plan shares sold or transferred and quarter ending account value.

     Fees: Participants are not charged any fees for the purchase of shares through a Plan account. A one-time enrollment fee of $10 is deducted from the initial cash payment ("Initial Cash Payment") of non-shareholders and non-employees. A fee/commission (currently $0.06 per share) is deducted from the proceeds of any sale of Plan shares.

     Use of Funds: To the extent that shares for the Plan are purchased from the Company, the funds will be used for general corporate purposes.

                                  RISK FACTORS

     You should carefully consider the risks described below as well as other information contained or incorporated by reference in this prospectus before buying the securities described in this prospectus. These are risks the Company considers to be material to your decision whether to invest in the Company's securities at this time. If any of the following risks occur, the Company's business, financial condition or results of operations could be materially harmed. In that case, the value or trading price of the securities described in this prospectus could decline, and you may lose all or part of your investment.

RISKS RELATED TO THE ENERGY INDUSTRY

  THE COMPANY IS SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION. COMPLIANCE WITH CURRENT AND FUTURE REGULATORY REQUIREMENTS AND PROCUREMENT OF NECESSARY APPROVALS, PERMITS AND CERTIFICATES MAY RESULT IN SUBSTANTIAL COSTS TO THE COMPANY.

     The Company is subject to substantial regulation from federal, state and local regulatory agencies. The Company and its subsidiaries are required to comply with numerous laws and regulations and to obtain numerous permits, approvals and certificates from the governmental agencies that regulate various aspects of their businesses, including customer rates, service regulations, retail service territories, sales of securities, asset acquisitions and sales, accounting policies and practices, and the operation of fossil-fuel, hydroelectric and nuclear generating facilities. For example, the rates charged to wholesale customers by Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric (collectively, the "operating companies") and by Southern Power, the Company's wholly-owned wholesale generation subsidiary, must be approved by the Federal Energy Regulatory Commission ("FERC"). In addition, the respective state public service commissions must approve the operating companies' rates for retail customers. The Company believes the necessary permits, approvals and certificates have been obtained for its existing operations and that its business is conducted in accordance with applicable laws; however, the Company is unable to predict the impact on its operating results from future regulatory activities of these agencies.

     The Company is also subject to regulation by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended ("Holding Company Act"). The rules and regulations promulgated under the Holding Company Act impose a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. The Holding Company Act also generally limits the operations of a registered holding company to a single integrated public utility system, plus additional energy-related businesses. The Holding Company Act requires that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

     The impact of any future revision or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to the Company or any of its subsidiaries cannot now be predicted. Changes in regulation or the imposition of additional regulations could influence the Company's operating environment and may result in substantial costs to the Company.

GENERAL RISKS RELATED TO OPERATION OF THE COMPANY'S UTILITY SUBSIDIARIES

  THE REGIONAL POWER MARKET IN WHICH THE COMPANY AND ITS SUBSIDIARIES COMPETE HAS CHANGING TRANSMISSION REGULATORY STRUCTURES, WHICH COULD AFFECT THE OWNERSHIP OF THESE ASSETS AND RELATED REVENUES AND EXPENSES.

     The operating companies currently own and operate transmission facilities as part of a vertically integrated utility. Transmission revenues are not separated from generation and distribution revenues in their approved retail rates. Federal governmental authorities are advocating the formation of regional transmission organizations and are proposing the adoption of new regulations that would impact electric markets, including the transmission regulatory structure. Under this new transmission regulatory structure, the operating companies would transfer functional control (but not ownership) of their transmission facilities to an independent third party. Because it remains unclear how regional transmission organizations will develop or what new market rules will be established, the Company is unable to assess fully the impact that these developments may have on its business. The Company's revenues, expenses, assets and liabilities could be adversely affected by changes in the transmission regulatory structure in its regional power market.

  RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND THE COMPANY'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN THE ENERGY INDUSTRY AND IN THE CAPITAL MARKETS. THE REACTION TO THESE EVENTS MAY RESULT IN NEW LAWS OR REGULATIONS RELATED TO THE COMPANY'S BUSINESS OPERATIONS OR THE ACCOUNTING TREATMENT OF ITS EXISTING OPERATIONS WHICH COULD HAVE A NEGATIVE IMPACT ON THE COMPANY'S NET INCOME OR ACCESS TO CAPITAL.

     As a result of the energy crisis in California during the summer of 2001, the filing of bankruptcy by Enron Corporation and investigations by governmental authorities into energy trading activities, companies generally in the regulated and unregulated utility businesses have been under an increased amount of public and regulatory scrutiny. The capital markets and ratings agencies also have increased their level of scrutiny. This increased scrutiny could lead to substantial changes in laws and regulations affecting the Company, including new accounting standards that could change the way the Company is required to record revenues, expenses, assets and liabilities. These types of disruptions in the industry and any resulting regulations may have a negative impact on the Company's net income or access to capital.

  DEREGULATION OR RESTRUCTURING IN THE ELECTRIC INDUSTRY MAY RESULT IN INCREASED COMPETITION AND UNRECOVERED COSTS WHICH COULD NEGATIVELY IMPACT THE COMPANY'S EARNINGS.

     Increased competition which may result from restructuring efforts could have a significant adverse financial impact on the Company and its operating companies. Increased competition could result in increased pressure to lower the cost of electricity. Any adoption in the territories served by the operating companies of retail competition and the unbundling of regulated energy service could have a significant adverse financial impact on the Company and its subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. The Company cannot predict if or when it will be subject to changes in legislation or regulation, nor can the Company predict the impact of these changes.

     Additionally, the electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, and due to the trading of energy futures contracts on various commodities exchanges. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. Also, in July 2002, the FERC issued a notice of proposed rulemaking (which has not yet been adopted) related to open access transmission service and standard electricity market design. As a result of the changing regulatory environment and the relatively low barriers to entry (which include, in addition to open access transmission service, relatively low construction costs for new generating facilities), the Company expects competition to steadily increase. This increased competition could affect the Company's load forecasts, plans for power supply and wholesale energy sales and related revenues. The effect on the Company's net income and financial condition could vary depending on the extent to which: (i) additional generation is built to compete in the wholesale market; (ii) new opportunities are created for the Company to expand its wholesale load; or (iii) current wholesale customers elect to purchase from other suppliers after existing contracts expire.

RISKS RELATED TO ENVIRONMENTAL REGULATION

  THE COMPANY'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT. THE COSTS OF COMPLIANCE WITH FUTURE ENVIRONMENTAL LAWS AND THE INCURRENCE OF ENVIRONMENTAL LIABILITIES COULD HARM THE COMPANY'S CASH FLOW AND PROFITABILITY.

     The Company and its subsidiaries are subject to extensive federal, state and local environmental requirements which, among other things, regulate air emissions, water discharges and the management of hazardous and solid waste in order to adequately protect the environment. Compliance with these legal requirements requires the Company to commit significant capital toward environmental monitoring, installation of pollution control equipment, emissions fees and permits at all of its facilities. These expenditures are significant and the Company expects that they will increase in the future. For example, construction expenditures for achieving compliance with Phase I and II of the Clean Air Act totaled approximately $400 million. Construction expenditures for compliance with one-hour ozone non-attainment standards in Atlanta and Birmingham are expected to total approximately $940 million when completed in 2003.

     If the Company fails to comply with environmental laws and regulations, even if caused by factors beyond its control, that failure may result in the assessment of civil or criminal penalties and fines against the Company. The Environmental Protection Agency has filed civil actions against Alabama Power, Georgia Power and Savannah Electric alleging violations of the new source review provisions of the Clean Air Act. An adverse outcome in any one of these cases could require substantial capital expenditures that cannot be determined at this time and could require payment of substantial penalties.

     Existing environmental laws and regulations may be revised, or new laws and regulations seeking to protect the environment may be adopted or become applicable to the Company. Revised or additional laws and regulations could result in additional operating restrictions on the Company's facilities or increased compliance costs which may not be fully recoverable from the Company's customers and would therefore reduce the Company's net income.

RISKS RELATED TO THE COMPANY AND ITS BUSINESS

  THE COMPANY MAY BE UNABLE TO MEET ITS ONGOING AND FUTURE FINANCIAL OBLIGATIONS AND TO PAY DIVIDENDS ON ITS COMMON STOCK IF ITS SUBSIDIARIES ARE UNABLE TO PAY UPSTREAM DIVIDENDS OR REPAY FUNDS TO THE COMPANY.

     The Company is a holding company and, as such, the Company has no operations of its own. The Company's ability to meet its financial obligations and to pay dividends on its common stock at the current rate is primarily dependent on the earnings and cash flows of its subsidiaries and their ability to pay upstream dividends or to repay funds to the Company. Prior to funding the Company, the Company's subsidiaries have financial obligations that must be satisfied, including among others, debt service and preferred stock dividends.

  THE COMPANY'S FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED IF ITS SUBSIDIARIES ARE UNABLE TO SUCCESSFULLY OPERATE THEIR ELECTRIC GENERATING FACILITIES.

     The Company's financial performance depends on the successful operation of its subsidiaries' electric generating facilities. Operating electric generating facilities involves many risks, including:

     - operator error and breakdown or failure of equipment or processes;

     - operating limitations that may be imposed by environmental or other regulatory requirements;

     - labor disputes;

     - fuel supply interruptions; and

     - catastrophic events such as fires, earthquakes, explosions, floods or other similar occurrences.

     A decrease or elimination of revenues from power produced by the electric generating facilities or an increase in the cost of operating the facilities would reduce the Company's net income and could decrease or eliminate funds available to the Company.

  CHANGES IN TECHNOLOGY MAY MAKE THE COMPANY'S ELECTRIC GENERATING FACILITIES LESS COMPETITIVE.

     A key element of the Company's business model is that generating power at central power plants achieves economies of scale and produces power at relatively low cost. There are other technologies that produce power, most notably fuel cells, microturbines, windmills and solar cells. It is possible that advances in technology will reduce the cost of alternative methods of producing power to a level that is competitive with that of most central power station electric production. If this were to happen and if these technologies achieved economies of scale, the Company's market share could be eroded, and the value of its electric generating facilities could be reduced. Changes in technology could also alter the channels through which retail electric customers buy power, which could reduce the Company's revenues or increase expenses.

  OPERATION OF NUCLEAR FACILITIES INVOLVES INHERENT RISKS, INCLUDING ENVIRONMENTAL, HEALTH, REGULATORY, TERRORISM AND FINANCIAL RISKS THAT COULD RESULT IN FINES OR THE CLOSURE OF THE COMPANY'S NUCLEAR UNITS, AND WHICH MAY PRESENT POTENTIAL EXPOSURES IN EXCESS OF THE COMPANY'S INSURANCE COVERAGE.

     As of December 31, 2002, the Company owns and operates six nuclear units through Alabama Power (two units) and through Georgia Power, which holds undivided interests in, and contracts for operation of, four units. These six nuclear units represent approximately 3,680 megawatts, or 10.1% of the Company's generation capacity. The Company's nuclear facilities are subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities and the costs of securing the facilities against possible terrorist attacks. The Company maintains decommissioning trusts and external insurance coverage to minimize the financial exposure to these risks; however, it is possible that damages could exceed the amount of the Company's insurance coverage.

     The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Recent NRC orders related to increased security measures and any future safety requirements promulgated by the NRC could require the Company to make substantial capital expenditures at its nuclear plants. In addition, although the Company has no reason to anticipate a serious nuclear incident at its plants, if an incident did occur, it could result in substantial costs to the Company. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

     The Company's facilities require licenses that need to be renewed or extended in order to continue operating. As a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

  THE COMPANY'S GENERATION AND MARKETING OPERATIONS ARE SUBJECT TO RISKS, MANY OF WHICH ARE BEYOND ITS CONTROL, THAT MAY REDUCE THE COMPANY'S REVENUES AND INCREASE ITS COSTS.

     The Company's generation and marketing operations are subject to changes in power prices or fuel costs, which could increase the cost of producing power or decrease the amount the Company receives from the sale of power. The market prices for these commodities may fluctuate over relatively short periods of time. The Company attempts to mitigate risks associated with fluctuating fuel costs by passing these costs on to customers in its power purchase agreements. Among the factors that could influence power prices and fuel costs are:

     - prevailing market prices for coal, natural gas, fuel oil and other fuels used in the Company's generation facilities, including associated transportation costs, and supplies of such commodities;

     - demand for energy and the extent of additional supplies of energy available from current or new competitors;

     - liquidity in the general wholesale electricity market;

     - weather conditions impacting demand for electricity;

     - seasonality;

     - transmission or transportation constraints or inefficiencies;

     - availability of competitively priced alternative energy sources;

     - natural disasters, wars, embargos, acts of terrorism and other catastrophic events; and

     - federal, state and foreign energy and environmental regulation and legislation.

     Certain of these factors could increase the Company's expenses. For the operating companies, such increases may not be fully recoverable through rates. Other of these factors could reduce the Company's revenues.

  THE COMPANY MAY NOT BE ABLE TO OBTAIN ADEQUATE FUEL SUPPLIES, WHICH COULD LIMIT ITS ABILITY TO OPERATE ITS FACILITIES.

     The Company purchases fuel from a number of suppliers. Disruption in the delivery of fuel, including disruptions as a result of, among other things, weather, labor relations or environmental regulations affecting the Company's fuel suppliers, could limit the Company's ability to operate its facilities, and thus, reduce its net income.

  DEMAND FOR POWER COULD EXCEED THE COMPANY'S SUPPLY CAPACITY, RESULTING IN INCREASED COSTS TO THE COMPANY FOR PURCHASING CAPACITY IN THE OPEN MARKET OR BUILDING ADDITIONAL GENERATION CAPABILITIES.

     The Company is currently obligated to supply power to regulated retail and wholesale customers. At peak times, the demand for power required to meet this obligation could exceed the Company's available generation capacity. Market or competitive forces may require that the Company purchase capacity on the open market or build additional generation capabilities. Because regulators may not permit the operating companies to pass all of these purchase or construction costs on to their customers, the operating companies may not recover any of these costs or may have exposure to regulatory lag associated with the time between the incurrence of costs of purchased or constructed capacity and the operating companies' recovery in customers' rates. Under Southern Power's long-term, fixed price power purchase agreements, it would not have the ability to recover any of these costs.

  THE COMPANY'S OPERATING RESULTS ARE AFFECTED BY WEATHER CONDITIONS AND MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Electric power generation is generally a seasonal business. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, power demand peaks during the winter. As a result, the Company's overall operating results in the future may fluctuate substantially on a seasonal basis. In addition, the Company has historically sold less power, and consequently earned less income, when weather conditions are milder. Unusually mild weather in the future could reduce the Company's revenues, net income, available cash and borrowing ability.

RISKS RELATED TO MARKET AND ECONOMIC VOLATILITY

  THE COMPANY'S BUSINESS IS DEPENDENT ON ITS ABILITY TO SUCCESSFULLY ACCESS CAPITAL MARKETS. THE COMPANY'S INABILITY TO ACCESS CAPITAL MAY LIMIT ITS ABILITY TO EXECUTE ITS BUSINESS PLAN OR PURSUE IMPROVEMENTS AND MAKE ACQUISITIONS THAT THE COMPANY MAY OTHERWISE RELY ON FOR FUTURE GROWTH.

     The Company relies on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by the cash flow from its operations. If the Company is not able to access capital at competitive rates, its ability to implement its business plan or pursue improvements and make acquisitions that the Company may otherwise rely on for future growth will be limited. The Company believes that it will maintain sufficient access to these financial markets based upon current credit ratings. However, certain market disruptions or a downgrade of the Company's credit rating may increase its cost of borrowing or adversely affect its ability to raise capital through the issuance of securities or other borrowing arrangements. Such disruptions could include:

     - an economic downturn;

     - the bankruptcy of an unrelated energy company;

     - capital market conditions generally;

     - market prices for electricity and gas;

     - terrorist attacks or threatened attacks on the Company's facilities or unrelated energy companies;

     - war or threat of war; or

     - the overall health of the utility industry.

  THE COMPANY IS SUBJECT TO RISKS ASSOCIATED WITH A CHANGING ECONOMIC ENVIRONMENT, INCLUDING THE COMPANY'S ABILITY TO OBTAIN INSURANCE, THE FINANCIAL STABILITY OF ITS CUSTOMERS AND THE COMPANY'S ABILITY TO RAISE CAPITAL.

     Due to the September 11, 2001 terrorist attacks and the resulting ongoing war against terrorism by the United States, the nation's economy and financial markets have been disrupted in general. Additionally, the bankruptcy of Enron Corporation and events related to the California electric market crisis have both limited the availability and increased the cost of capital for the Company's businesses and that of the Company's competitors. The insurance industry has also been disrupted by these events. The availability of insurance covering risks the Company and its competitors typically insure against may decrease, and the insurance that the Company is able to obtain may have higher deductibles, higher premiums and more restrictive policy terms. The continuation of the current economic downturn and disruption of financial markets could also constrain the capital available to the Company's industry and could reduce the Company's access to funding for its operations, as well as the financial stability of its customers and counterparties. These factors could adversely affect the Company's subsidiaries' ability to achieve energy sales growth, thereby decreasing the Company's level of future earnings.

                           SOUTHERN COMPANY OVERVIEW

     Southern Company (NYSE: SO) is a super-regional energy company with more than 36,000 megawatts of electric generating capacity in the Southeast. It is one of the largest producers of electricity in the United States. Southern Company reported earnings for 2001 of $1.12 billion. As of the end of 2001, the Company employed more than 26,000 people.

     Southern Company has paid a dividend to its shareholders for 221 consecutive quarters -- dating back to 1948. For the period March 6, 2000 through June 6, 2002, the dividend rate paid was $.335 per share. For the dividend payment dates of September 6, 2002, December 6, 2002 and March 6, 2003, the dividend rate was $.3425 per share.

     Southern Company generated 165 billion kilowatt-hours of electricity in 2001 at its five Southeastern electric utilities: Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric. Through these utilities, Southern Company supplies energy to a 120,000 square mile service territory spanning most of Georgia and Alabama, southeastern Mississippi and the panhandle region of Florida.

     In addition to the electric utilities listed above, Southern Company also owns an energy services business -- Southern Company Energy Solutions, a competitive retail natural gas business -- Southern Company Gas, a nuclear plant operations subsidiary -- Southern Nuclear, wireless communications and fiber optics businesses -- Southern LINC and Southern Telecom, and other subsidiaries including businesses involved in passive investments in synthetic coal-based fuel products and generation and energy-related assets in the electric industry. Through its Southern Power subsidiary, Southern Company participates in the competitive generation business in the Southeast.

     Southern Company has been listed on the New York Stock Exchange ("NYSE") since September 30, 1949. With more than 500,000 shareholders, Southern Company common stock is one of the most widely held stocks in the United States.

     For more information about Southern Company, visit the web site at http://www.southerncompany.com.

                                 ADMINISTRATION

1.  WHO ADMINISTERS THE PLAN?

     The Plan is administered by Southern Company Services, Inc. ("SCS"), the Company's stock transfer agent, registrar and dividend disbursing agent. As Administrator, SCS acts as agent for Participants and keeps records, sends statements and performs other duties relating to the Plan. If SCS resigns as Administrator, Southern Company would designate a new administrator.

2.  HOW DO I CONTACT THE ADMINISTRATOR?

MAIL                                        COURIER
SCS Stockholder Services                    SCS Stockholder Services
P. O. Box 54250                             270 Peachtree St. N.W.
Atlanta, Georgia 30303-0250                 16th Floor
                                            Atlanta, Georgia 30303
PHONE                                       E-MAIL
Toll-free 800/554-7626                      stockholders@southerncompany.com
FAX 404/506-0945

     When communicating with the Administrator, Participants should provide their account number, taxpayer identification number and a daytime telephone number. Plan documents and transaction request forms can be downloaded from the Southern Company web site at http://www.southerncompany.com.

3.  IN WHAT FORM ARE INSTRUCTIONS GIVEN TO THE ADMINISTRATOR?

     Generally, instructions from a Participant to the Administrator must be in writing. In the future, the Administrator may allow certain instructions to be given in other forms.

4.  IS IT IMPORTANT THAT I STAY IN CONTACT WITH THE ADMINISTRATOR?

     Yes. Many state unclaimed property laws specify that if an account owner does not initiate "active contact" with an administrator or agent during any three-year period, the property in the account may be deemed "abandoned." For accounts that meet a state's definition of "abandoned," the administrator may be legally required to transfer the property in the account, including shares and dividends, to the state of the account's last known residence. To prevent this from occurring to a Plan account, Participants should immediately notify the Administrator of any change of address and respond as directed to mailings requesting they contact the Administrator.

5.  MAY THE PLAN BE AMENDED, SUSPENDED OR TERMINATED?

     Yes. Southern Company reserves the right to suspend, modify or terminate the Plan at any time. All Participants will receive notice of any such suspension, substantive modification or termination.

6.  WHO PURCHASES AND SELLS STOCK FOR THE PLAN?

     The Administrator appoints a registered broker-dealer or bank as independent agent to purchase and sell stock on the open market on behalf of the Plan. The Administrator reserves the right to change the independent agent without notice.

                                  ELIGIBILITY

7.  WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any person or legal entity residing in the United States, whether or not a common stock shareholder of record, is eligible to participate in the Plan. Citizens or residents of a country other than the United States, its territories and possessions are eligible to participate if such participation would not violate laws applicable to the Company or the Participant.

                                   ENROLLMENT

8.  HOW DOES AN INVESTOR APPLY FOR ENROLLMENT IN THE PLAN?

  - SHAREHOLDERS OF RECORD:

     Shareholders who have a current account but are not enrolled in the Plan may apply by sending a completed Current Shareholder Enrollment Form to the Administrator. You can request a Form by calling Stockholder Services or by downloading the Form from the Company's web site. There is no enrollment fee for shareholders of record.

  - ELIGIBLE INVESTORS:

     Eligible investors may apply by completing all required sections of the New Investor Enrollment Form and sending it to the Administrator. The Form can be downloaded from the Company's web site. The Form must be accompanied by an Initial Cash Payment of a check drawn on the payer's own account made payable in U.S. dollars to Southern Company. The minimum amount for an Initial Cash Payment is $250 and the amount can not exceed $300,000. A $10 enrollment fee will be deducted from the Initial Cash Payment. Do not send cash or third party checks. No interest will be paid on Initial Cash Payments held for investment pending the purchase of shares.

     If the Plan account will be registered in more than one name, all potential Participants must sign the New Investor Enrollment Form. The Administrator reserves the right to limit or combine Plan accounts with identical taxpayer identification numbers and/or legal registrations.

  - EMPLOYEES:

     Full or part-time employees of the Company or any of its subsidiaries may apply by returning a completed Employee Enrollment Form and a check drawn on the payer's own account made payable in U.S. dollars to Southern Company for at least $25. The Form is available from the Administrator. There is no enrollment fee. Accounts established through the employee enrollment process must contain the employee's name in the registration. No interest will be paid on Initial Cash Payments held for investment pending the purchase of shares.

  - BENEFICIAL HOLDERS:

     Beneficial owners of common stock whose shares are held in "street-name" brokerage accounts can instruct the broker to register shares in record form and then apply for enrollment as stated above for Shareholders of Record. In the alternative, beneficial owners can make arrangements with their broker to participate on their behalf if such service is offered.

9.  WHEN WILL ENROLLMENT TAKE EFFECT?

     Investors applying for enrollment will become Participants after a properly completed enrollment form has been received and accepted by the Administrator.

                                   DIVIDENDS

     Dividend record and payment dates are subject to declaration by the Company's Board of Directors. The dividend record date is the date on which you must be registered as a shareholder in order to receive a declared dividend. Record dates are generally the first Monday of February, May, August and November. The payment date is the day when the dividend is payable to shareholders of record. Payment dates are generally the sixth day of March, June, September and December. When a Participant chooses or changes a dividend option, written instructions must be received by the Administrator on or before a dividend record date to be effective for the related dividend payment date.

     Unless otherwise specified, all Plan shares will be treated as Full Dividend Reinvestment. A Participant may change a dividend option at any time by sending written instructions or a signed Transaction Form to the Administrator. No interest will be paid on dividends held for investment pending the purchase of shares.

10.  WHAT ARE THE OPTIONS FOR REINVESTING OR RECEIVING DIVIDENDS?

     Participants have three options regarding how their dividends can be treated under the Plan. Optional Cash Payments can be made under any option.

     A. FULL DIVIDEND REINVESTMENT: Reinvest all dividends payable on Southern Company common stock shares including certificated shares and Plan shares.

     B. PARTIAL DIVIDEND REINVESTMENT:

          1. Receive dividends on all certificated shares and reinvest the dividends on all Plan shares.

          2. Reinvest the dividends on a specified number of whole shares and receive dividends on the remaining shares. Shares specified to reinvest dividends may be made up of a combination of certificated shares and Plan shares.

          3. Receive dividends on a specified number of whole shares and reinvest dividends on the remaining shares. Shares specified to receive dividends may be made up of a combination of certificated shares and Plan shares.

     C. CASH DIVIDENDS: Receive all dividends payable on Southern Company common stock shares including certificated shares and Plan shares.

11.  CAN I HAVE MY CASH DIVIDENDS ELECTRONICALLY DEPOSITED?

     Yes. Participants may request that cash dividends be transmitted to a Participant's pre-designated bank account. No third party accounts can be utilized. The account must be at a financial institution that is a member of the National Automated Clearing House Association. To initiate this service, Participants must send a completed Electronic Dividend Deposit Authorization Form along with a voided check or savings deposit slip to the Administrator. The Form can be found on a dividend check stub or can be downloaded from the Company's web site. Initial set-up or changes to electronic deposit instructions will be made as soon as practicable.

                             OPTIONAL CASH PAYMENTS

12.  WHAT ARE THE MINIMUM AND MAXIMUM AMOUNTS FOR OPTIONAL CASH PAYMENTS?

     The minimum Optional Cash Payment is $25 per payment and the maximum is $300,000. The total amount of Optional Cash Payments that can be credited to any individual account during a calendar year is $300,000, which includes the Initial Cash Payment. There is no obligation to make an Optional Cash Payment in any period, and the same amount need not be sent each time. No interest will be paid on Optional Cash Payments held for investment pending the purchase of shares.

13.  HOW DO I MAKE AN OPTIONAL CASH PAYMENT?

     Participants should send a check drawn on the payer's own account made payable in U.S. dollars to Southern Company. The check should be accompanied by the Optional Cash Payment portion of the Participant's Plan Statement and mailed to Stockholder Services. If the check representing an Optional Cash Payment does not have a Plan account number written on it, the check may be returned.

14.  ARE THERE DEADLINES FOR RECEIPT OF OPTIONAL CASH PAYMENTS?

     Yes. Optional Cash Payments must be received at Stockholder Services at least three business days prior to the 10th and 25th of each month. Payments received after the deadline will be credited to the Participant's account but may not be used to purchase shares until the next investment period.

15. CAN I HAVE OPTIONAL CASH PAYMENTS AUTOMATICALLY WITHDRAWN FROM MY BANK ACCOUNT?

     Yes. You can authorize monthly electronic withdrawals (direct debit) from your account at a financial institution that is a member of the National Automated Clearing House Association. No third party accounts can be utilized. The minimum amount for monthly direct debit is $25. To initiate this service, Participants must send a completed Direct Debit Authorization Form to the Administrator. The Form can be downloaded from the Company's web site.

     Funds will be withdrawn from the Participant's account on the last banking day of each month and will be used to purchase common stock during the investment period following the date of such debit. To change any aspect of the instruction, Participants must send a revised Direct Debit Authorization/Change Form or written instructions to the Administrator. Initial set-up or changes to direct debit instructions will be made as soon as practicable.

16.  CAN A CASH PAYMENT BE REFUNDED?

     Yes. A written request to refund a cash payment must be received by the Administrator at least three business days prior to the start of an Investment Period (10th and 25th of each month). Refund checks will be issued only after confirmation that the monies representing the payment to be refunded have been received by the Administrator.

17.  HOW ARE PAYMENTS WITH "INSUFFICIENT FUNDS" HANDLED?

     If the Administrator does not receive credit for a cash payment because of insufficient funds or incorrect draft information, the Administrator will consider the request for such purchase null and void and will immediately remove from the Participant's account any shares already purchased upon the prior credit of such funds. The Administrator is entitled to place a hold on the Plan account until an "insufficient funds" fee is received from the Participant or to sell any such shares to satisfy any uncollected amounts. In the event the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Administrator is entitled to sell such additional shares from the Participant's account as are necessary to satisfy the uncollected balance (see Appendix A -- Fee Schedule).

                            PURCHASE OF COMMON STOCK

18.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED THROUGH THE PLAN?

     At the Company's discretion, common stock for the Plan will be purchased on the open market or purchased directly from the Company.

19.  HOW IS COMMON STOCK PURCHASED ON THE OPEN MARKET?

     The Administrator will separately aggregate Participants' dividends for reinvestment and Initial/Optional Cash Payments and notify the independent agent of the amount available for purchase for the relevant Investment Period. The independent agent has sole control over the time and price at which it purchases common stock for the Plan.

20.  HOW IS THE PURCHASE PRICE DETERMINED?

     The price per share for shares purchased on the open market will be the weighted average price paid by the independent agent to acquire the shares, excluding broker commissions and related fees.

     The price per share for shares purchased from the Company with dividends will be equal to the average of the high and low market prices on the dividend payment date. For shares purchased from the Company with cash payments, the price per share will be equal to the average of the high and low market prices on the 10th or 25th of the month, as applicable. The price for shares purchased from the Company will be calculated based on market prices as reported by the NYSE for composite transactions or any other authoritative source reporting NYSE composite transactions.

     When shares are purchased from the Company and the common stock is not traded on the NYSE on the days specified above, the price for shares purchased with dividends will be equal to the average of the high and low market prices on the trading days immediately preceding and following the dividend payment date. For shares purchased with cash payments, the price will be the average of the high and low market prices on the trading day immediately following the 10th or 25th.

     The Company will pay the brokerage commission on shares purchased on the open market. These commissions will be considered as additional income to Participants for tax purposes and will be reported on IRS Form 1099-DIV year-end tax statements. There are no commissions on shares purchased from the Company.

21.  WHEN ARE THE INVESTMENT PERIODS FOR THE PURCHASE OF SHARES?

  DIVIDENDS:

     There is one Investment Period per quarter for dividends. If shares are to be purchased on the open market, purchases may begin up to three business days before the dividend payment date and will generally be completed within thirty days after the dividend payment date, except where beginning at an earlier date or completion at a later date is necessary or advisable under applicable federal regulations and securities laws.

  CASH PAYMENTS:

     There are two Investment Periods each month for cash payments which start on the 10th or 25th of each month, respectively. If shares are to be purchased on the open market, purchases can begin at the start of the Investment Period or, if the NYSE is closed, the next business day. Purchases will usually be completed before the next Investment Period begins, but no longer than thirty days after receipt of cash payments. However, the independent agent in its sole discretion may extend the purchase period if completion at a later date is necessary or advisable under applicable federal regulations and securities laws.

22.  WHEN WILL PURCHASED SHARES BE CREDITED TO MY ACCOUNT?

     Shares purchased on the open market will be credited to Participant accounts in book-entry form as of the date the independent agent notifies the Administrator that purchases of all shares have settled. An advice confirming the transaction will be mailed after the settlement date.

     Shares purchased from the Company with dividends will be credited to Participant accounts in book-entry form on or about the dividend payment date. Shares purchased from the Company with cash payments will be credited to Participant accounts in book-entry form on or about the 10th or 25th of the month.

23. CAN I REQUEST THE PURCHASE OF A SPECIFIC NUMBER OF SHARES, A SPECIFIC PURCHASE PRICE OR A SPECIFIC PURCHASE DATE?

     No.

                                  PLAN SHARES

24.  HOW DO I TRANSFER MY PLAN SHARES?

     A Participant may transfer the ownership of all or a portion of Plan shares by sending the Administrator a written transfer request along with a properly executed "stock power" (which may be obtained from most commercial banks or brokers). A Stock Transfer Request Form and transfer instructions can be downloaded from the Company's web site.

     Generally, the signatures of all account owners must be "medallion guaranteed" by a guarantor, such as a commercial bank or NYSE member broker, who participates in the Securities Transfer Agents Medallion program or other recognized signature guarantee programs. Participants may not pledge or assign Plan shares.

     Shares from Plan accounts will be transferred in book-entry form. For transfers to an existing Plan account, the transfer instructions should specify the recipient's Plan account number. If the transfer results in the establishment of a new account, all transferred shares will automatically be enrolled as Full Dividend Reinvestment. New Participants will be sent Plan information and forms through which they may make elections with regard to Plan options and services, including the reinvestment of dividends.

25.  CAN I OBTAIN A STOCK CERTIFICATE FOR MY PLAN SHARES?

     Yes. Participants can obtain a certificate for any or all of their whole Plan shares by sending a written request to the Administrator. A single certificate will be issued within two business days of receipt of the written request if no sale of shares is involved. The issuance of Plan shares in certificate form will not change a Participant's reinvestment instructions unless otherwise directed. Shares issued from a Plan account in certificate form will be produced in the name(s) in which the account is registered. A certificate for a fraction of a share cannot be issued.

26.  CAN I "GIFT" SHARES TO OTHERS?

     Yes. To "gift" Plan shares requires a legal transfer to or the purchase of shares for another person. No provision is available through the Plan for delaying confirmation of the transaction to the recipient of either a transfer or purchase. Shares of common stock may be provided in three ways:

          A. Submit a completed New Investor Enrollment Form with a minimum Initial Cash Payment of $250 to establish a Plan account in the recipient's name.

          B. Submit an Optional Cash Payment of at least $25 on behalf of a person who is currently a Participant and provide Participant's account number.

          C. Transfer shares from existing Participant's account to another person.

     Shares purchased or transferred in any of the above ways will be credited to the recipient's account in book-entry form. All Plan provisions relating to the establishment of a new account, the processing of cash payments and the transfer of shares apply to the above.

27.  CAN I HAVE MY STOCK CERTIFICATES DEPOSITED TO A PLAN ACCOUNT?

     Yes. Participants may send the Administrator their common stock certificate(s) and request in writing that they be deposited as Plan shares into their account. It is suggested that stock certificates be sent "registered and insured" mail or by some other safe means as the Participant bears the risk of loss in transit. The certificate(s) should not be endorsed.

     A completed Current Shareholder Enrollment Form must also be provided if the account is not already enrolled in the Plan. The Form can be downloaded from the Company's web site. Shares deposited in the Plan will be in book-entry form. Deposited shares will be enrolled as Full Dividend Reinvestment unless otherwise instructed.

                              SALE OF PLAN SHARES

28.  HOW DO I REQUEST THAT MY PLAN SHARES BE SOLD?

     Participants should send a completed Sell portion of a Plan statement or a written sales request to the Administrator. The request must be signed by ALL account owners. Only Plan shares can be sold through the Plan. Participants may request the sale of all or a specified number of whole Plan shares. Certificated shares must first be deposited to a properly enrolled Plan account as book-entry shares before they can be sold.

     Plan shares cannot be sold outside of the Plan. To sell shares outside the Plan through a private transaction or through a broker, Participants should request that a stock certificate be issued and sent to them.

29.  HOW AND WHEN ARE PLAN SHARES SOLD?

     Sales requests are aggregated and generally processed once per week or within five business days of receipt. The Administrator forwards sales instructions to the independent agent who will process the order on the open market. The Participant will receive the proceeds of the sale, less any applicable broker commission and related service and regulatory fees (see Appendix A -- Fee Schedule). A check for the sale proceeds will be made payable to the registered account owner(s) and will be mailed First Class by the Administrator three business days after the sale date when the trade settles.

30.  IS THERE A TIME WHEN I CANNOT SELL PLAN SHARES?

     Yes. Shares will not be sold during the dividend posting period which extends from ex-dividend date, as established by the NYSE, to four business days after dividend record date. Any sales requests received during this period will be processed after the dividend posting period ends.

31.  CAN I REQUEST THE SALE OF MY SHARES AT A SPECIFIC PRICE OR ON A SPECIFIC
DATE?

     No.

                            REPORTS TO PARTICIPANTS

32.  WHAT REPORTS WILL I RECEIVE AS A PARTICIPANT?

     Following the end of each calendar quarter, the Administrator will send statements to Participants. Generally, these statements will be placed in the mail within five to seven business days after the end of the quarter. The statement will reflect the shares in the Plan account and provide a record of dividends paid and/or reinvested, shares purchased with Initial and Optional Cash Payments, certificates deposited, shares sold or transferred and quarter ending account value. You can also view your account information online (see Q.
45).

     Participants will also receive a year-end statement summarizing Plan activity during the year and IRS Form 1099-DIV showing total dividends paid. If applicable, IRS Form 1099-B will be provided separately representing the proceeds of any stock sale. Each Participant will also receive any communications sent to record holders of common stock.

     Participants should retain all statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for replacement account activity information may entail a service fee.

                         TERMINATING PLAN PARTICIPATION

33.  HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN?

     Participants can terminate participation in the Plan by sending the Administrator a signed written request. The request must be signed by ALL account owners. Based on these instructions, the Administrator will:

          A. Issue a certificate for the whole Plan shares and forward the certificate and a check for the proceeds from the sale of any fractional share (less applicable broker commissions and service fees); OR

          B. Issue a certificate for a portion of the whole Plan shares, sell all remaining Plan shares and forward the certificate and a check for the proceeds from the sale of shares (less applicable broker commissions and service fees); OR

          C. Sell all Plan shares and forward a check for the proceeds (less applicable broker commissions and service fees).

     A check for the proceeds from any sale will generally be mailed First Class by the Administrator three business days after the sale date when the trade settles. Future dividends on certificated shares previously enrolled in the Plan will be paid by check. All Plan provisions relating to the sale of shares through the Plan apply in terminating participation in the Plan.

     If a request to terminate participation is received after the dividend posting period ends, but before the related dividend payment date, a dividend check will be mailed separately to the Participant as soon as practicable following the dividend payment date.

34.  IS THERE A TIME WHEN I CANNOT TERMINATE MY PLAN PARTICIPATION?

     Yes. During the dividend posting period which extends from the ex-dividend date, as established by the NYSE, to four business days after dividend record date, Plan participation cannot be terminated. Requests received during this period will be processed when the dividend posting period ends.

35.  CAN THE ADMINISTRATOR TERMINATE MY PARTICIPATION IN THE PLAN?

     Yes. If the book-entry share balance in a Plan account is less than one whole share, the Administrator reserves the right to terminate the account without advance notice. A check for the value of any fractional share (based on the then current market price, less applicable broker commissions and service fees) will be sent to the Participant. The Administrator reserves the right to waive certain sales fees when terminating participation of accounts with a fractional share. Further, the Administrator reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

                               COSTS AND EXPENSES

36.  ARE THERE ANY COSTS TO ENROLL IN THE PLAN?

     Yes. There is a one time fee to enroll in the Plan for eligible investors other than shareholders of record and employees of the Company or any of its subsidiaries (see Appendix A -- Fee Schedule).

37. ARE THERE ANY COSTS IN CONNECTION WITH MY PARTICIPATION OR STOCK PURCHASES UNDER THE PLAN?

     No. All costs of administration of the Plan and purchase commissions are paid by the Company.

38.  IS THERE A COST TO SELL SHARES THROUGH THE PLAN?

     Yes. Participants pay a broker commission/service fee on each share of stock sold through the Plan (see Appendix A -- Fee Schedule).

39.  CAN THE FEE SCHEDULE BE CHANGED?

     Yes. The Administrator reserves the right to impose or modify any or all fees in the future. Changes in the Fee Schedule will be announced to Participants approximately 60 days prior to the effective date. Any such change will be deemed to be accepted by Participants who do not terminate participation in the Plan prior to the effective date of the change. Participants should contact the Administrator to obtain current fee information.

                               OTHER INFORMATION

40.  WHAT IMPACT WILL A STOCK DIVIDEND OR STOCK SPLIT HAVE ON MY ACCOUNT?

     Any dividends payable in common stock or common stock split shares distributed by the Company on shares in a Plan account will be added to the Participant's account in book-entry form.

41.  HOW DO I VOTE MY PLAN SHARES?

     All Plan shares are voted in the same manner as shares of common stock registered in a shareholder of record's name. Participants will receive proxy materials from the Company for each stockholder meeting, including a form of proxy covering all Plan shares as of the proxy record date. If no instructions are received on a returned and signed form of proxy with respect to any item thereon, all of a Participant's whole and fractional shares will be voted in accordance with the recommendations of the Company's Board of Directors. If the form of proxy is not returned or is returned unsigned, none of the Participant's shares will be voted unless the Participant votes in person or appoints another person as proxy to vote his or her shares.

42. HOW WILL MY PLAN ACCOUNT BE IMPACTED IF SOUTHERN COMPANY HAS A RIGHTS OFFERING?

     If the Company has a rights offering, warrants representing the rights on all Plan shares registered in the name of SCS (or its nominee) will be issued to SCS who will sell such rights, credit each Participant's account in proportion to the full and fractional shares held on the record date for such rights and treat the proceeds as an Optional Cash Payment. The proceeds will not be subject to the annual $300,000 cash maximum. Any Participant who wishes to exercise stock purchase rights on his or her Plan shares must request, prior to the record date for any such rights, that SCS forward to him or her a certificate for full shares. Warrants representing rights on shares held directly by Participants will be mailed directly to them in the same manner as to shareholders not participating in the Plan.

43. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE ADMINISTRATOR UNDER THE PLAN?

     The Company and SCS, in administering the Plan, will not be liable for any act performed in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to close a Participant's account upon such Participant's death prior to receipt of notice in writing of such death. However, the Company remains liable for violations of the federal securities laws.

44. ARE SHARES ISSUED THROUGH THE DIRECT REGISTRATION SYSTEM ELIGIBLE FOR PARTICIPATION IN THE PLAN?

     If and when Southern Company common stock becomes eligible for issuance through the Direct Registration System ("DRS"), such DRS shares will be eligible for participation in the Plan.

45.  WHAT INFORMATION IS AVAILABLE ABOUT THE PLAN THROUGH THE INTERNET?

     Extensive information about the Company and the Plan is available through the Company web site at http://www.southerncompany.com. Within the Investor Relations/Stockholder Services section, you can download various transaction request forms, review responses to Frequently Asked Questions about the Plan and obtain on-line access to stockholder account information, including shares and transactions associated with the Plan.

46.  AM I PROTECTED AGAINST LOSSES BY PARTICIPATING IN THE PLAN?

     No. Participants should recognize that neither the Company nor SCS can assure them of profit or protect them against a loss on the shares purchased or sold under the Plan. See "Risk Factors" beginning on page 2 for a description of risks related to the purchase of Southern Company common stock.

                           INTERPRETATION OF THE PLAN

     The Company may in its absolute discretion interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and direct the Administrator with respect to resolving questions or ambiguities concerning the various provisions of the Plan.

                        FEDERAL INCOME TAX CONSEQUENCES

     Participants are advised to consult their own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local and other tax laws and U. S. withholding laws).

     In general, the dividends paid on common stock are considered taxable income, whether the shares are held in certificate, book-entry or through the Plan and whether the dividends are received in cash or reinvested through the Plan. The information sent to you and reported to the Internal Revenue Service after each year-end will provide the information required to complete your income tax return.

     The tax basis of shares acquired through the reinvestment of dividends will be equal to the value of dividends reinvested. The tax basis of shares purchased with cash investments will be equal to the amount of such investments.

     Upon the sale of either a portion or all shares from the Plan, a Participant may, in general, recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. The capital gain or loss will be long-term if the shares were held for more than one year.

     For Participants who are subject to U.S. withholding or foreign taxes, the Company will withhold the required taxes from the gross dividends or proceeds from the sale of shares. The dividends or proceeds received by the Participant, or dividends reinvested on behalf of the Participant, will be net of the required taxes. Voluntary tax withholding is not an option.

     Participants should retain all statements. These statements provide cost basis information which is necessary for certain tax calculations. Requests for replacement account activity information may entail a service fee.

                      WHERE YOU CAN FIND MORE INFORMATION

     Southern Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly files annual, quarterly and current reports and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 800/SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants including Southern Company that file electronically at http://www.sec.gov. The common stock of Southern Company is listed on the NYSE and reports, proxy statements and other information concerning Southern Company can be inspected at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. Information that we file later with the SEC will automatically update and supersede that information.

     The following documents are incorporated in and made part of this prospectus by reference:

          1. Annual Report on Form 10-K for the year ended December 31, 2001.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

          3. Current Reports on Form 8-K dated January 29, 2002, January 30, 2002, February 13, 2002, March 28, 2002, July 24, 2002, August 12, 2002 and
     November 25, 2002.

          4. The description of Southern Company's common stock contained in Registration No. 333-64871 filed under the Securities Act of 1933, as amended.

     Any documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act will also be incorporated by reference in this prospectus until we sell all of the securities being registered.

     Southern Company hereby undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to in this prospectus under the caption "Where You Can Find More Information" which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. You may request a copy of these filings by writing or calling us at the following address or the following telephone number:

         SCS Stockholder Services
         P.O. Box 54250
         Atlanta, GA 30303-0250
         800/554-7626

                                    EXPERTS

     Certain of the Company's financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated by reference in this prospectus in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, the Company's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended ("Securities Act"), permits this prospectus to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a shareholder's ability to assert claims against Andersen under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

                                                                      APPENDIX A

                            SOUTHERN INVESTMENT PLAN

                                 FEE SCHEDULE*

                                                                FEE/COMMISSION
ITEM                                                            --------------
ENROLLMENT FEE                                $10.00 (deducted from Initial Cash
                                              Payment -- applies to non-shareholders of record
                                              and non-employees)
SALE OF SHARES                                $0.06 per share
INSUFFICIENT FUNDS
  - Check or Direct Debit                     $25 per item
REPLACEMENT DOCUMENTS
  - IRS Form                                  No charge
  - Check                                     No charge
  - Account Statements (1998 to current       No charge
     year)
ACCOUNT ACTIVITY INFORMATION
  - 1985 through 2002                         $20 per account request if not current account
                                              holder
DIVIDEND REINVESTMENT PLAN PURCHASE
  PRICE INFORMATION
  - 1975 through 1987                         No charge

                    *SUBJECT TO REVISION -- SEE QUESTION 39

      CONTACT SCS STOCKHOLDER SERVICES TO OBTAIN CURRENT FEE INFORMATION.
                                       A-1